2017 Performance Share Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2014 Stock Incentive Plan (the “Plan”)

Purpose
To provide incentives to (i) support the execution of Brunswick Corporation’s business strategies and (ii) more closely align the interests of the award recipient with those of Brunswick Corporation’s stockholders.

Grant Date	[_______ __, 2017]
Performance Shares
Shares of Brunswick Corporation (“Brunswick”) common stock (“Common Stock”) where the number of shares of Common Stock delivered is based on attainment of Performance Criteria set forth herein. Shares of Common Stock subject to this Grant shall be referred to herein as “Performance Shares.”

Target Award	[_______] Performance Shares is the target against which Performance Criteria shall apply.
Performance Period	For purposes of these Terms and Conditions, “Performance Period” shall mean the three-year performance period commencing January 1, 2017 and ending December 31, 2019.
Performance Criteria
•CFROI: 75% of the Performance Shares shall be earned based on the three-year average of Brunswick’s annual CFROI, as defined in Appendix A attached hereto, with payout between 0% and 200% of such percentage of the target number of Performance Shares, based solely on CFROI performance over the Performance Period, as set forth in Appendix A attached hereto.
•Operating Margin: 25% of the Performance Shares shall be earned based on the three-year average of Brunswick’s annual Operating Margin, as defined in Appendix A attached hereto, with payout between 0% and 200% of such percentage of the target number of Performance Shares, based solely on Operating Margin performance over the Performance Period, as set forth in Appendix A attached hereto.
•TSR Modifier: Performance Shares calculated based on CFROI and Operating Margin performance (the “CFROI/OM Earned Award”) shall be subject to a +/- 20% modifier for Brunswick’s TSR Performance against TSR Comparator Group.
•If Brunswick’s TSR Performance is equal to or below the 25th percentile of the TSR Performance of the TSR Comparator Group over the Performance Period, then the CFROI/OM Earned Award shall be reduced by 20%.
•If Brunswick’s TSR Performance is equal to or greater than the 75th percentile of the TSR Performance of the TSR Comparator Group over the Performance Period, then the CFROI/OM Earned Award shall be increased by 20%; provided that in no event shall the number of Performance Shares that become payable exceed 200% of the target number of Performance Shares.
•The CFROI/OM Earned Award shall not be modified for Brunswick’s TSR Performance between the 25th and 75th percentile of the TSR Performance of the TSR Comparator Group over the Performance Period.
•See Appendix A attached hereto for the definitions of “TSR Performance” and “TSR Comparator Group.”
•Notwithstanding the level of performance achieved, the number of shares of Common Stock delivered pursuant to the “Timing of Distribution” discussed below shall not exceed the number of shares having a Fair Market Value, as of the date of distribution, equal to 400% of the target dollar value of the award as of the grant date, as set forth in the award notice given to the Grantee in connection with the award.

Termination of Employment Prior to a Change in Control
•Forfeiture of Performance Shares in the event employment terminates prior to the end of the Performance Period and prior to a Change in Control (as defined in the Plan), except if the Grantee terminates due to death or Permanent Disability (as defined below) or the Grantee’s age and years of continuous service from latest hire date equals 70 or more or age is 62 or more (“Rule of 70/Age 62”).
•In the case of a termination of employment (other than for Cause (as defined below)) on or after the first anniversary of the beginning of the Performance Period and prior to a Change in Control (i) due to death or Permanent Disability or (ii) on or after the date on which the Rule of 70/Age 62 has been attained, the Grantee or his or her estate or personal representative shall receive the award, calculated as if the Grantee had remained employed throughout the entire Performance Period and based on actual CFROI, Operating Margin and TSR Performance. The Performance Shares shall be distributed to the Grantee in accordance with the terms of this award under “Timing of Distribution.”
•In the case of a termination of employment (other than for Cause) prior to the first anniversary of the beginning of the Performance Period and prior to a Change in Control (i) due to death or Permanent Disability or (ii) on or after the date on which the Rule of 70/Age 62 has been attained, a pro-rata portion of the award will be distributed to the Grantee or his or her estate or personal representative in accordance with the terms of this award under “Timing of Distribution.” For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of Performance Shares that would otherwise be paid out at the end of the Performance Period based on actual CFROI, Operating Margin and TSR Performance and (y) a fraction, the numerator of which is the number of days that have elapsed since the beginning of the Performance Period through the date of termination of the Grantee’s employment, and the denominator of which is 365. All remaining Performance Shares shall be forfeited.
•The Performance Shares shall be forfeited in their entirety upon any termination for Cause, including any termination for Cause of an employee who has attained the Rule of 70/Age 62.
•Notwithstanding anything to the contrary in these terms and conditions, the favorable vesting terms described for those who have attained the Rule of 70/Age 62 shall not apply to grants made to residents of the European Union.

Change in Control
•In the event of a Change in Control prior to the end of the Performance Period, the Performance Criteria shall be deemed to be achieved at target (and the remainder of the award shall be forfeited) and:
•If the award is effectively assumed or continued by the surviving or acquiring corporation and the Grantee remains continuously employed through the last day of the Performance Period, then the Performance Shares shall be distributed to Grantee in accordance with the terms of the award under “Timing of Distribution,” provided that:
•In the event of Grantee’s termination of employment (other than for Cause) (i) due to death or Permanent Disability, (ii) on or after the date on which the Rule of 70/Age 62 is attained, or (iii) by Brunswick without Cause or by the Grantee for Good Reason (as defined below), the vested portion of the award shall be distributed to the Grantee or his or her estate or personal representative within thirty (30) days following Grantee’s death or termination of employment (or, in the case of termination due to death, Permanent Disability or on account of Rule of 70/Age 62 that had occurred prior to the Change in Control, within 30 days following the Change in Control to the extent permitted by Internal Revenue Code Section 409A); provided, however, that if the award is considered “nonqualified deferred compensation” and (x) the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code Section 409A or (y) the termination of employment occurred more than two years following the occurrence of such “change in control event,” then the vested portion of the award shall be distributed to Grantee in accordance with the terms of this award under “Timing of Distribution.”
•If the award is not effectively assumed or continued by the surviving or acquiring corporation, then the vested portion of the award shall be distributed within thirty (30) days of such Change in Control; provided, however, if the award is considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A with respect to the Grantee and the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code Section 409A or to the extent distribution would be impermissible under Internal Revenue Code Section 409A, then the vested portion of the award shall be distributed to Grantee in accordance with the terms of this award under “Timing of Distribution.”
•Determinations as to whether the award has been effectively assumed or continued by the surviving or acquiring corporation shall be made by the Human Resources and Compensation Committee, as constituted prior to the Change in Control.
•The Performance Shares shall be forfeited in their entirety upon any termination for Cause, including any termination for Cause of an employee who has attained the Rule of 70/Age 62.
•Notwithstanding anything to the contrary in these terms and conditions, the favorable vesting terms described for those who have attained the Rule of 70/Age 62 shall not apply to grants made to residents of the European Union.

Timing of Distribution
Except as otherwise provided for herein, shares of Common Stock shall be delivered to the Grantee in settlement of the award within 60 days after the end of the Performance Period, subject to certification in writing of Brunswick’s attainment of the Performance Criteria.

If you are a “specified employee” (as such term is defined under Internal Revenue Code Section 409A) as of the date of your “separation from service” (as such term is defined under Internal Revenue Code Section 409A), then to the extent any amount to be distributed in connection with the settlement of the award is payable upon the Grantee’s “separation from service” and constitutes the payment of nonqualified deferred compensation, within the meaning of Internal Revenue Code Section 409A, the distribution will not be made before 6 months after separation from service (or, if earlier, death).

In all cases, fractional shares shall be rounded down to the nearest whole share.

Tax Withholding	Tax withholding liability (to meet required FICA, Federal, state, and local withholding) must be paid via share reduction upon distribution.
Form of Distribution	Shares will be deposited to your brokerage account on record with Shareholder Services.
Additional Terms and Conditions
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

“Permanent Disability” means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

“Good Reason” shall have the meaning set forth in the employment agreement, if any, between the Grantee and Brunswick as in effect on the Grant Date, provided that if the Grantee is not a party to an employment agreement that contains such definition, then Good Reason means the occurrence of any of the following events without the Grantee’s express written consent: (a) a material breach by Brunswick of any provision of this agreement; (b) Brunswick’s failure to pay any portion of Grantee’s compensation when due or to include Grantee in any bonus or incentive plan that applies to similarly situated employees of Brunswick; (c) Brunswick’s failure to provide, or continue to provide, Grantee with either the perquisites or employee health and welfare benefits (including, without limitation, life insurance, medical, dental, vision, long-term disability and similar benefits), generally provided to similarly situated employees of Brunswick; (d) a Reduction in Authority or Responsibility of the Grantee (as defined below); (e) a Reduction in Compensation (as defined below); or (f) a Business Relocation Beyond a Reasonable Commuting Distance (as defined below; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Grantee provides written notice to Brunswick of the existence of such condition not later than 60 days after the Grantee knows or reasonably should know of the existence of such condition, (y) Brunswick fails to remedy such condition within 30 days after receipt of such notice and (z) Grantee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (y) hereof.

Additional Terms and Conditions
Whether a Reduction in Authority or Responsibility of the Grantee has occurred shall be determined in accordance with the criteria set forth below in the definition of Reduction in Authority or Responsibility; provided, however, that (A) a change in the Grantee’s reporting relationship to another employee who is within the same reporting level (as that term is used in Brunswick’s Delegation of Authority Policy or any successor policy); or (B) a reduction in the Grantee’s business unit’s budget or a reduction in the Grantee’s business unit’s head count or number of direct reports, by themselves, shall not constitute Good Reason.

“Reduction in Authority or Responsibility” shall mean the assignment to the Grantee of any duties that are materially inconsistent in any respect with the Grantee’s position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities as in effect immediately prior to such assignment. It is intended by this definition that a Change in Control by itself, absent a Reduction in Authority or Responsibility as described above, will not constitute Good Reason.

“Reduction in Compensation” shall mean (i) a reduction in the Grantee’s total annual compensation (defined as the sum of the Grantee’s base salary and target annual bonus) for any calendar or fiscal year, as applicable, to an amount that is less than the Grantee’s total annual compensation in effect immediately prior to such reduction, (ii) the elimination of any Brunswick incentive compensation plan in which Grantee is a participant without the adoption of a substantially comparable replacement plan, or (iii) the failure to provide the Grantee with equity compensation opportunities or long-term cash incentive compensation opportunities that have a value that is substantially comparable to the value of the equity compensation opportunities provided to the Grantee immediately prior to the Change in Control.

“Business Relocation Beyond a Reasonable Commuting Distance” shall mean that, as a result of either a relocation of Brunswick or a reassignment of the Grantee, a change occurs in the Grantee’s principal work location to a location that (i) is more than fifty (50) highway miles from the Grantee’s principal work location immediately prior to the relocation, and (ii) increases the Grantee’s commuting distance in highway mileage.

“Cause” shall mean willful misconduct in the performance of duties.

Additional Terms and Conditions
This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

2017 Performance Share Grant
Appendix A - Performance Criteria

Annual Cash Flow Return on Investment (CFROI): Applicable to 75% of Performance Shares

CFROI defined as Adjusted Free Cash Flow divided by Operating Capital Employed.

Adjusted Free Cash Flow is defined as Free Cash Flow consistent with the external reporting definition excluding the impact of cash pension contributions and cash tax payments or refunds.

Operating Capital Employed defined as total assets less current liabilities excluding cash, debt and tax balances. Operating Capital Employed will be calculated on a two point basis.

Adjusted Free Cash Flow and Operating Capital Employed will be adjusted for the following variances from plan:
•Acquisition/sale of “strategic” assets (e.g., transformational or material acquisitions) not contemplated in the plan;
•Restructuring, integration, and exit activities;
•Impact of unplanned financing arrangements (including debt issuance, off-balance sheet and factoring);
•Pension liability settlement or plan amendment changes;
•Impact of change in accounting standards; and
•Executive deferred compensation payouts not included in plan.

Performance results may be adjusted, as appropriate, to exclude any effect of a change in tax law or rates, including any actions taken to re-time cash payments.
	Payout as a % of Target (1)	2017 - 2019 Average
Threshold	0%	X.0%
Target	100%	Y.0%
Maximum	200%	Z.0%

Annual Operating Margin: Applicable to 25%
of Performance Shares

Operating Margin defined as Operating Earnings (ex. items) divided by Sales.

Operating Earnings and Sales are consistent with reporting definitions.

Operating Earnings (on an ex. items basis) and Sales will be adjusted for the following variances from plan:
•Acquisition/sale of “strategic” assets (e.g., transformational or material acquisitions) not contemplated in the plan;
•Restructuring, exit, integration and impairment activities;
•Impact of any “unusual in nature” or “infrequently occurring” charges or impacts related to changes in accounting principles;
•Impact of unplanned financing arrangements (including debt issuance, off-balance sheet and factoring); and
•Pension liability settlement or plan amendment related charges.

Performance results may be adjusted, as appropriate, to exclude any effect of a change in tax law.
	Payout as a % of Target (1)	2017 - 2019 Average
Threshold	0%	X.0%
Target	100%	Y.0%
Maximum	200%	Z.0%

(1) If performance is between the threshold and maximum levels set forth above, then the payout as a percentage of target shall be interpolated appropriately. No payout below threshold.

The following definitions shall apply for purpose of applying the TSR modifier:

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 20 business days immediately preceding the date for which the Average Stock Price is being determined.

“TSR Comparator Group” means the “Leisure Products” sub-industry group within the Global Industry Classification Standard Consumer Durables and Apparel Global Industry Group. For purposes of determining TSR Performance with respect to the Performance Period, the companies included in the Leisure Products sub-industry group shall be determined at the beginning of the Performance Period, excluding those entities that are bankrupt, listed on the pink sheets or not listed at all. Should a company within the TSR Comparator Group become bankrupt after the start of the Performance Period, they shall be assigned a TSR of -100%. Companies emerging from bankruptcy shall not be tracked for purposes of the current Performance Period. If two companies within the TSR Comparator Group merge, only the surviving entity shall be counted. Should a company within the TSR Comparator Group merge with a company outside of the TSR Comparator Group, then that entity shall be excluded from the final calculation.

“TSR Performance” means a company’s cumulative total shareholder return as measured by dividing (A) the sum of (i) the cumulative amount of dividends for the Performance Period, assuming dividend reinvestment, and (ii) the increase or decrease in the Average Stock Price from the first day of the Performance Period to the last day of the Performance Period, by (B) the Average Stock Price determined as of the first day of the Performance Period.

* * * * *

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

For questions and or a copy of the Prospectus, please contact:
Lesley Harling
Shareholder Services
Brunswick Corporation
1 N. Field Court
Lake Forest, Illinois 60045-4811
847-735-4294
lesley.harling@brunswick.com